Exhibit 10.40

Execution Version

FOURTH AMENDMENT TO CREDIT AGREEMENT

This FOURTH Amendment to Credit Agreement (this “Amendment”), dated as of September 29, 2023, is entered into among BKV Corporation, a Delaware corporation (the “Borrower”), the Lenders party hereto and Bangkok Bank Public Company Limited, New York Branch, as administrative agent (in such capacity, the “Administrative Agent”).

RECITALS:

WHEREAS, reference is made to that certain Credit Agreement, dated as of June 16, 2022 among the Borrower, the Lenders, and the Administrative Agent (as in effect immediately prior to the effectiveness of this Amendment, the “Existing Credit Agreement”, and as further amended, restated, supplemented or otherwise modified from time to time, including by this Amendment, the “Credit Agreement”), pursuant to which the Lenders have made loans to the Borrower;

WHEREAS, the Borrower has requested that the Lenders agree to amend certain provisions of the Existing Credit Agreement and, subject to the terms and conditions set forth in this Amendment, the Lenders have agreed to amend the Existing Credit Agreement as hereinafter set forth;

WHEREAS, pursuant to Section 9.02(b) of the Existing Credit Agreement, the Existing Credit Agreement may be amended or modified pursuant to an agreement in writing entered into by the Borrower, the Required Lenders (with a copy to the Administrative Agent), or the Borrower and the Administrative Agent with consent of the Required Lenders; and

WHEREAS, capitalized terms not otherwise defined herein shall have the meanings set forth in the Existing Credit Agreement.

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1.      Amendments to the Existing Credit Agreement. Subject to the terms and conditions of this Amendment (including the satisfaction or waiver of the conditions precedent set forth in Section 2), the Existing Credit Agreement is hereby amended as follows:

(a)            Section 1.01 of the Existing Credit Agreement is hereby amended by adding the following defined terms in the appropriate alphabetical order:

“Approved Sources” means (a) cash from operations of the Borrower and its Subsidiaries and (b) cash proceeds received by the Borrower from (x) an issuance of Equity Interests (other than Disqualified Equity Interests), (y) a cash capital contribution or (z) the incurrence of Subordinated Shareholder PIK Loans (such cash proceeds not to be less than the principal amount of such Subordinated Shareholder PIK Loans) which is made for the exclusive purpose of funding the Debt Service Reserve Account as required by Section 6.11(d)(iii)(x).

“Cash Taxes” means all federal and state taxes paid in cash by the Borrower or its Subsidiaries.

“Debt Service Coverage Ratio” means, as of the last day of any Test Period, the ratio, determined on a consolidated basis for the Borrower and its Subsidiaries for such Test Period, of:

(a)            an amount equal to (without duplication) (i) the sum of (A) Consolidated EBITDA for such Test Period, (B) any External Injections made during such Test Period (other than External Injections made for Capital Expenditures), (C) the aggregate amount of Unrestricted Cash as of the commencement of such Test Period (but to the extent not already included in clauses (A) and (B)) and (D) the aggregate amount of cash on deposit in the Debt Service Reserve Account as of the commencement of such Test Period minus (ii) the sum of (A) the aggregate amount of Internally Funded Capital Expenditures made in such Test Period, (B) the aggregate amount of Cash Taxes paid in such Test Period, (C) the aggregate amount of the Subject Payments and any other contingent Indebtedness obligations and/or earnout obligations incurred by the Borrower or its Subsidiaries in such Test Period in connection with any Investment, and (D) cash payments in respect of Capital Lease Obligations made in such Test Period to

(b)            the sum of (without duplication) (i) any scheduled principal payments of borrowed money made during such Test Period (including any scheduled repayment of Term Loans made pursuant to Section 2.07(a), but excluding any repayments of Working Capital Indebtedness) plus (ii) the Consolidated Interest Expense for such Test Period (excluding any Consolidated Interest Expense attributable to any Subordinated Shareholder Loans).

“Debt Service Reserve Account” means the restricted bank account of the Borrower with the account number ending in 8410, held at the Administrative Agent.

“DSRA Amount Test Date” means each Scheduled DSRA Amount Test Date; provided that if on any Scheduled DSRA Amount Test Date a Debt Service Reserve Account Refunding Period is then occurring, the applicable DSRA Amount Test Date shall be extended to the last day of such Debt Service Reserve Account Refunding Period.

“Excess Debt Service Reserve Account Amount” means, as of any DSRA Amount Test Date, the excess (if any) of (x) the aggregate amount of cash on deposit in the Debt Service Reserve Account on such DSRA Amount Test Date over (y) the Required DSRA Amount on such DSRA Amount Test Date.

“External Injection” means cash proceeds received by the Borrower from (a) any Person in which the Borrower or any Subsidiary has an interest (including dividend distributions) to the extent not included in Consolidated Net Income, (b) an issuance of Equity Interests (other than Disqualified Equity Interests), (c) a cash capital contribution or (d) the incurrence of Subordinated Shareholder PIK Loans (such cash proceeds not to be less than the principal amount of such Subordinated Shareholder PIK Loans); provided that External Injections shall not include any cash proceeds constituting Specified Contributions.

“Internally Funded Capital Expenditure” means Capital Expenditures financed by Borrower or its Subsidiaries from Consolidated EBITDA, and not financed from (i) the proceeds of any Indebtedness, (ii) the proceeds of any Equity Interests of the Borrower or any Subsidiary, (iii) casualty proceeds, (iv) condemnation proceeds or (v) other proceeds that would not be included in Consolidated Net Income.

“Fourth Amendment” means that certain Fourth Amendment to Credit Agreement, dated as of September 29, 2023, by and among the Borrower, the Lenders party thereto, and the Administrative Agent.

“Fourth Amendment Effective Date” has the meaning given to such term in the Fourth Amendment.

“Net Indebtedness to Equity Ratio” means, as of any date of determination, the ratio of (a)(i) Specified Total Indebtedness (excluding any Indebtedness under any Subordinated Shareholder Loans) on such date minus (ii) the sum of (x) the aggregate amount of Available Cash as of such date and (y) the amount of cash on deposit in the Debt Service Reserve Account on such date to (b) Adjusted Stockholders’ Equity as of such date. If the calculation in clause (a) results in a negative number, clause (a) shall be deemed to be zero for purposes of this definition.

“Required DSRA Amount” means, as of any date, an amount equal to the aggregate sum of (a) the aggregate principal amount of Term Loans required to be repaid or prepaid in the next twelve (12) month period after such date (including any repayment of Term Loans required pursuant to Section 2.07(a)), plus (b) as calculated by the Administrative Agent, the aggregate amount of interest on the Term Loans that will accrue in the succeeding six (6) month period after such date.

“Scheduled DSRA Amount Test Date” means (a)(i) the date that is one (1) Business Day after the Fourth Amendment Effective Date and (b) thereafter, the first day of each Interest Period (or, with respect to any ABR Term Loan, June 26 and December 27 of each Fiscal Year).

“Unrestricted Cash” means, as of any date of determination, all cash of the Borrower or any of its Subsidiaries as of such date, other than any such cash that would appear as “restricted” on a consolidated balance sheet of the Borrower or any of its Subsidiaries. For the avoidance of doubt, cash on deposit in the Debt Service Reserve Account shall not constitute Unrestricted Cash.

“Working Capital Indebtedness” means Indebtedness incurred pursuant to Section 6.01(i), including any Indebtedness incurred pursuant to that certain Revolving Credit Agreement, dated as of August 24, 2022, among the Borrower, the lenders party thereto, and Bangkok Bank Public Company Limited, New York Branch, as administrative agent.

(b)            Section 1.01 of the Existing Credit Agreement is hereby amended by amending and restating “Specified Amount” in its entirety with the following:

“Specified Amount” means, as of the Test Period most recently ended for which financial statements of the Borrower have been delivered pursuant to Section 5.01(a) or 5.01(b), an amount (which shall not be less than zero) equal to (without duplication):

(a)            (i) Consolidated EBITDA for such Test Period, plus (ii) any External Injections made in such Test Period (other than External Injections made for Capital Expenditures), plus (iii) the amount of any Specified Contributions constituting Unrestricted Cash made in such Test Period, plus (iv) the aggregate amount of Unrestricted Cash as of the commencement of such Test Period (but to the extent not already included in clauses (i), (ii) and (iii)) minus

(b)            the sum of (i) the aggregate amount of Internally Funded Capital Expenditures made in such Test Period, (ii) the aggregate amount of Cash Taxes for such Test Period, (iii) the aggregate amount of the Subject Payments and any other contingent Indebtedness obligations and/or earnout obligations incurred by the Borrower or its Subsidiaries in such Test Period in connection with any Investment, (iv) scheduled principal payments of borrowed money (including the Term Loans) made during such Test Period, (v) the outstanding Working Capital Indebtedness of the Borrower and its Subsidiaries as of the last day of such Test Period, (vi) the Consolidated Interest Expense for such Test Period (excluding any Consolidated Interest Expense of any Subordinated Shareholder Loan) and (vii) cash payments in respect of Capital Lease Obligations for such Test Period minus

(c)            the aggregate amount of Restricted Payments and Restricted Debt Payments made in reliance on Section 6.08(d) and Section 6.18(a)(ii), respectively, during the period starting on the first day of the Test Period most recently ended for which financial statements of the Borrower have been delivered pursuant to Section 5.01(a) or 5.01(b) and ending on such date.

(c)            Section 1.01 of the Existing Credit Agreement is hereby amended by deleting the defined terms “Total Net Leverage Ratio”, “Consolidated Fixed Charges”, and “Consolidated Fixed Charge Coverage Ratio” in their entirety.

(d)            Section 2.08(f) of the Existing Credit Agreement is hereby amended by replacing the words “the Fixed Charge Coverage Ratio or the Total Leverage Ratio” therein with “the Debt Service Coverage Ratio and the Net Indebtedness to Equity Ratio”.

(e)            Section 5.01(c) of the Existing Credit Agreement is hereby amended and restated in its entirety with the following:

(c)            concurrently with any delivery of financial statements under clauses (a) or (b) of this Section 5.01, a Compliance Certificate (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (ii) setting forth reasonably detailed calculations of the financial covenants contained in Section 6.11 (provided that calculations showing compliance with Section 6.11(d) shall only be required if the period covered by such financial statements includes a DSRA Amount Test Date);

(f)            Clause (b) and clause (c) of Section 6.11 of the Existing Credit Agreement are hereby amended and restated in their entirety by the following:

(b)            Minimum Debt Service Coverage Ratio. The Borrower will not, as of the last day of any Fiscal Quarter (commencing with the Fiscal Quarter ending September 30, 2023), permit the Debt Service Coverage Ratio to be less than 1.05 to 1.00.

(c)            Maximum Net Indebtedness to Equity Ratio. The Borrower will not, as of the last day of any Fiscal Quarter (commencing with the Fiscal Quarter ending September 30, 2023), permit the Net Indebtedness to Equity Ratio to be greater than 1.50 to 1.00.

(g)            Section 6.11 of the Existing Credit Agreement is hereby amended by adding a new subsection (d) as follows:

(d)            Debt Service Reserve Account.

(i)            On each DSRA Amount Test Date, the Borrower shall ensure that the amount of cash in the Debt Service Reserve Account is in an amount equal to or greater than the Required DSRA Amount; provided that, if, on any Scheduled DSRA Amount Test Date, the Required DSRA Amount increases from such amount immediately prior to such Scheduled DSRA Amount Test Date, the Borrower shall, on or prior to the date that is two (2) Business Days after the Administrative Agent provides written notice to the Borrower of such increase in the Required DSRA Amount, deposit cash in the Debt Service Reserve Account from Approved Sources in an amount equal to such increase in the Required DSRA Amount.

(ii)            Notwithstanding anything to the contrary herein or in any documentation entered into by the Borrower to establish the Debt Service Reserve Account (but subject to clauses (iv) and (v) of this clause (d)), the Borrower shall not be entitled to withdraw or transfer (or request the Administrative Agent to withdraw or transfer) amounts in the Debt Service Reserve Account unless (1) the Borrower is unable to make repayment of Term Loans pursuant to Section 2.07(a) on any Annual Payment Date or any accrued interest on any Interest Payment Date (each such event, a “Shortfall”), (2) the Borrower notifies the Administrative Agent of such Shortfall (provided that the Administrative Agent shall have no obligation to ascertain or inquire into the factual accuracy of such Shortfall, and may rely solely on the notice of the Borrower as to the existence of such Shortfall) and the principal amount and/or interest amount subject to such Shortfall (such principal amount and/or interest amount, the “Shortfall Amounts”) and (3) the Administrative Agent shall have received written notice (which may take the form of electronic mail) from the Required Lenders (in each case, given in the sole discretion of each such Lender) consenting to the Borrower withdrawing the applicable Shortfall Amounts from the Debt Service Reserve Account to be applied pursuant to the following sentence of this Section 6.11(d)(ii). On the first Business Day the preceding conditions (1) through (3) are met, the Borrower shall transfer (or cause to be transferred) an amount equal to the applicable Shortfall Amount from the Debt Service Reserve Account to the Administrative Agent, to be applied to the payment of the principal and/or interest constituting such Shortfall Amount. Notwithstanding anything to the contrary, nothing in this clause (ii) shall waive any Default or Event of Default (or any rights of the Administrative Agent or any Lender) existing as a result of such Shortfall, nor waive any interest on the Term Loans accrued pursuant to Section 2.10(c).

(iii)            If the Borrower makes any withdrawal from the Debt Service Reserve Account pursuant to clause (ii) above, the Borrower shall (x) on or before the date that is 90 days after such withdrawal date (such period, the “Debt Service Reserve Account Refunding Period”), fund the Debt Service Reserve Account from Approved Sources in an amount equal to the then-current Required DSRA Amount and (y) on or before the date that is 30 days after such withdrawal date, demonstrate to the Administrative Agent the Borrower’s plans to make the funding required by clause (x) (such plans to include source of funding, and otherwise to be in form and detail reasonably satisfactory to the Administrative Agent).

(iv)            Notwithstanding anything to the contrary in clause (ii) of this Section 6.11(d), the Borrower may withdraw then-current amounts in the Debt Service Reserve Account (without any obligation to refund the Debt Service Reserve Account as required pursuant to Section 6.11(d)(iii)(x)) if such amounts are (w) withdrawn on the last Annual Payment Date prior to the Maturity Date and used to make the repayment on the Term Loans required by Section 2.07(a) on such Annual Payment Date, (x) withdrawn on the last Interest Payment Date prior to the Maturity Date and used to make the payment of interest required on such Interest Payment Date or (y) applied to repay any principal of any Term Loan and/or pay any accrued interest on the Terms Loans, in each case under this clause (y), on any date all Obligations are being voluntarily prepaid by the Borrower pursuant to the terms of this Credit Agreement or on the Maturity Date.

(v)            Notwithstanding anything to the contrary in clause (ii) of this Section 6.11(d), if as of any DSRA Amount Test Date there is an Excess Debt Service Reserve Account Amount and the Borrower provides written notice to the Administrative Agent thereof (along with any supporting information reasonably required by the Administrative Agent), the Borrower may withdraw such Excess Debt Service Reserve Account Amount from the Debt Service Reserve Account.

(h)            The Existing Credit Agreement is amended by adding a new Section 9.18 as follows:

SECTION 9.18.      Right of Setoff Against Debt Service Reserve Account. If an Event of Default shall have occurred and be continuing, notwithstanding anything to the contrary in Section 9.08, the Administrative Agent (to the extent consented to by the Lenders) is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits in the Debt Service Reserve Account against the Obligations in accordance with Section 2.15(b). The rights of the Administrative Agent under this Section 9.18 are in addition to other rights and remedies the Administrative Agent may have.

(i)            Schedule I to Exhibit E to the Credit Agreement is hereby amended and restated with Schedule I attached hereto.

(j)            Schedule 1 to Exhibit F to the Credit Agreement is hereby amended and restated with Schedule 1 attached hereto.

SECTION 2.      Fourth Amendment Effective Date; Conditions Precedent. This Amendment shall become effective as of the date on which the following conditions have been satisfied or waived (“Fourth Amendment Effective Date”):

(a)            the Administrative Agent shall have received a counterpart of this Amendment executed by the Borrower, the Administrative Agent and the Lenders constituting the Required Lenders;

(b)            the Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Fourth Amendment Effective Date;

(c)            the representations and warranties contained in Section 3 hereof shall be true and correct;

(d)            at the time of and immediately after giving effect to this Amendment, no Default or Event of Default has occurred and is continuing;

(e)            since December 31, 2022, there has not occurred any event, development or circumstance that has had, or could reasonably be expected to have, a Material Adverse Effect; and

(f)            the Administrative Agent shall have received a certificate from a Responsible Officer of the Borrower certifying that the conditions specified in Sections 2(c), (d), and (e) have been satisfied.

SECTION 3.      Representations and Warranties of the Borrower. As of the date hereof, the Borrower, for and on behalf of the Loan Parties, represents and warrants to the Administrative Agent and each Lender that, in each case, immediately after giving effect to this Amendment:

(a)            the Borrower and each of the other Loan Parties are duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and the execution, delivery and performance by the Borrower and each of the other Loan Parties of this Amendment have been duly authorized by all necessary corporate, limited liability company or partnership action and do not and will not:

(i)            violate any applicable law or regulation or the limited liability company agreements, charter, by-laws or other Organizational Documents of any Loan Party or any order of any Governmental Authority, which violation could reasonably be expected to have a Material Adverse Effect;

(ii)            violate or result in a default under any indenture or other agreement regarding Material Indebtedness binding upon any Loan Party or any of their respective Properties, or give rise to a right thereunder to require any payment to be made by any Loan Party; or

(iii)            result in the creation or imposition of any Lien on any Property of any Loan Party;

(b)            the Borrower and each of the other Loan Parties have the power and authority to execute, deliver and perform its obligations under this Amendment, the Credit Agreement and the other Loan Documents;

(c)            the representations and warranties of the Borrower and the other Loan Parties set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects (or, with respect to any representation or warranty qualified by materiality or a material adverse change or material adverse effect standard, in all respects) on and as of the Fourth Amendment Effective Date (although any representations and warranties which expressly relate to an earlier date shall be required only to be true and correct in all material respects (or, with respect to any representation or warranty qualified by materiality or a material adverse change or material adverse effect standard, in all respects) as of the specified earlier date).

SECTION 4.      Effect of Amendment. From and after the Fourth Amendment Effective Date, each reference in the Existing Credit Agreement to “this Agreement”, “hereof”, or “hereunder” or words of like import, and all references to “the Credit Agreement” in the Loan Documents and any and all other agreements, instruments, documents, notes, certificates, guaranties and other writings of every kind and nature shall be deemed to mean the Credit Agreement. This Amendment shall constitute a Loan Document for all purposes of the Credit Agreement and the other Loan Documents.

SECTION 5.      Confirmation of Other Loan Documents. Except as expressly contemplated hereby, the terms, provisions, conditions and covenants of the Credit Agreement and the other Loan Documents remain in full force and effect and are hereby ratified and confirmed, and the execution, delivery and performance of this Amendment shall not, except as expressly set forth in this Amendment, operate as a waiver of, consent to or amendment of any term, provision, condition or covenant thereof. Without limiting the generality of the foregoing, each Loan Party hereby (i) agrees that, except to the extent expressly provided in this Amendment, this Amendment and the transactions contemplated hereby shall not limit or diminish the obligations of the Loan Parties, as applicable, arising under or pursuant to the Loan Documents and (ii) confirms, ratifies and reaffirms all of the payment and performance obligations of each Loan Party, as applicable, contingent or otherwise, under the Loan Documents. Without limiting the generality of the foregoing, each Loan Party hereby confirms and agrees that except pursuant hereto or as expressly contemplated or amended hereby, nothing contained herein shall be deemed (a) to constitute a waiver of compliance or consent to noncompliance by the Loan Parties with respect to any term, provision, condition or covenant of the Credit Agreement or any other Loan Documents, including, without limitation, those made the subject hereof, (b) to prejudice any right or remedy that the Administrative Agent or any Lender may now have or may have in the future under or in connection with the Credit Agreement or any other Loan Documents or (c) to affect the right of the Administrative Agent or Lenders to demand strict compliance by the Loan Parties with all terms and conditions of the Credit Agreement and/or the other Loan Documents.

SECTION 6.      Choice of Law; Jurisdiction; Consent to Service of Process; Waiver of Jury Trial. This Amendment and any dispute, claim or controversy arising out of or relating to this Amendment (whether arising in contract, tort or otherwise) shall be construed in accordance with and governed by the law of the State of New York. The terms, provisions and conditions of Sections 9.09(b) through (d) and Section 9.10 of the Credit Agreement are hereby incorporated mutatis mutandis.

SECTION 7.      Severability. Any provision of this Amendment held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 8.      Counterparts; Integration; Effectiveness; Electronic Execution. The terms, provisions and conditions of Section 9.06 of the Credit Agreement are hereby incorporated mutatis mutandis.

SECTION 9.      Headings. Section headings in this Amendment used herein are for convenience of reference only, are not part of this Amendment and shall not affect the construction of, or be taken into consideration in interpreting, this Amendment.

[Remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Fourth Amendment to Credit Agreement to be effective as of the Fourth Amendment Effective Date.

BORROWER:

BKV CORPORATION,
a Delaware limited liability company

By	/s/ Christopher P. Kalnin
Name:	Christopher P. Kalnin
Title:	CEO

[Signature Page to Fourth Amendment to Credit Agreement]

ADMINISTRATIVE AGENT AND LENDERS:

BANGKOK BANK PUBLIC COMPANY LIMITED, NEW YORK BRANCH,
as Administrative Agent and as a Lender

By	/s/ Thitipong Prasertsilp
Name:	Thitipong Prasertsilp
Title:	VP & Branch Manager

[Signature Page to Fourth Amendment to Credit Agreement]

BANGKOK BANK PUBLIC COMPANY LIMITED,
as a Lender

By	/s/ Niramarn Laisathit
Name:	Niramarn Laisathit
Title:	Director and Senior Executive Vice President

[Signature Page to Fourth Amendment to Credit Agreement]

OVERSEA-CHINESE BANKING CORPORATION LIMITED, LOS ANGELES AGENCY,
as a Lender

By	/s/ Charles Ong
Name:	Charles Ong
Title:	General Manager and Head USA

[Signature Page to Fourth Amendment to Credit Agreement]

SUMITOMO MITSUI BANKING CORPORATION, BANGKOK BRANCH,
as a Lender

By	/s/ Mr. Vorapat Chaovanasmith
Name:	Mr. Vorapat Chaovanasmith
Title:	Managing Director
Head of Thailand Corporate Banking, Asia Pacific

[Signature Page to Fourth Amendment to Credit Agreement]

UNITED OVERSEAS BANK (THAI) PUBLIC COMPANY LIMITED,
as a Lender

By	/s/ Boonyarit Pataratanawadee
Name:	Boonyarit Pataratanawadee
Title:	Assistant Vice President

By	/s/ Thanate Subovontsilpha
Name:	Thanate Subovontsilpha
Title:	Manager

[Signature Page to Fourth Amendment to Credit Agreement]

SCHEDULE I

Compliance as of ____, 20___ with

Section 6.11 of the Credit Agreement

[See attached]

I.	Consolidated EBITDA[1]		$

	A.	Consolidated Net Income	$

	B.	Consolidated Interest Expense	$

	C.	Expense for income, margin, franchise and similar taxes paid or accrued	$

	D.	Depreciation expenses	$

	E.	Depletion expenses	$

	F.	Amortization expenses	$

	G.	Other non-cash charges (except to the extent that such non- cash charges are reserved for cash charges to be taken in the future)	$

	H.	Interest income[2]	$

	I.	Income tax credits and refunds (to the extent not netted from income tax expense)[3]	$

	J.	Non-cash gains and other non-cash items increasing Consolidated Net Income (other than any such non-cash gains on items to the extent representing the reversal of an accrual or reserve for a potential cash charge in any prior period)[4]	$

	K.	Consolidated EBITDA = Line I.A plus (Line I.B and Line I.C and Line I.D and Line I.E and Line I.F and Line I.G) minus (Line I.H and Line I.I and Line I.J)	$

[1]	For purposes of calculating Consolidated EBITDA for any period, if at any time during such period the Borrower or any of its Subsidiaries shall have made any Material Disposition or Material Acquisition, Consolidated EBITDA for such period shall be calculated giving pro forma effect thereto as if such Material Disposition or Material Acquisition had occurred on the first day of such period (such pro forma effect to be determined without giving effect to any anticipated or proposed change in operations, revenues, expenses or other items included in the calculation of Consolidated EBITDA, except with the consent of the Administrative Agent), and such pro forma effect shall be determined in a manner otherwise acceptable to the Administrative Agent and with supporting documentation acceptable to the Administrative Agent.
[2]	To the extent included in Consolidated Net Income.
[3]	To the extent included in Consolidated Net Income.
[4]	To the extent included in Consolidated Net Income.

II.	Section 6.11(a) – Asset Coverage Ratio

	A.	Total Proved PV-10	$

	B.	Specified Total Indebtedness	$

	C.	Asset Coverage Ratio = Line II.A ± Line II.B		to 1.00

Minimum permitted as of December 31 and June 30 of any Fiscal Year (beginning June 30, 2022)				2.00 to 1.00

III.	Section 6.11(b) – Debt Service Coverage Ratio		$

	A.	Consolidated EBITDA	$

	B.	External Injections (other than External Injections made for Capital Expenditures)	$

	C.	Unrestricted Cash as of the first day of the applicable Test Period (but to the extent not already included in clauses (A) and (B)) and cash in the Debt Service Reserve Account as of the first day of the applicable Test Period

	D.	Internally Funded Capital Expenditures

	E.	Cash Taxes

	F.	Aggregate amount of the Subject Payments and any other contingent Indebtedness and/or earnout obligations incurred by the Borrower or its Subsidiaries in connection with any Investment

	G.	Cash payment in respect of Capital Lease Obligations

	H.	Line III.A plus (Line III.B and Line III.C) minus (Line III.D, Line III.E, Line III.F and Line III.G)

	I.	Scheduled principal payments of borrowed money made during such Test Period (including any scheduled repayment of Term Loans made pursuant to Section 2.07(a) of the Credit Agreement)

	J.	Consolidated Interest Expense, excluding the interest expense under any Subordinated Shareholder Loans

	K.	Debt Service Coverage Ratio = Line III.H ± (Line III.I plus Line III.J)		to 1.00

Minimum permitted as of the last day of any Fiscal Quarter (commencing with the Fiscal Quarter ending September 30, 2023)				1.05 to 1.00

IV.	Section 6.11(c) – Net Indebtedness to Equity Ratio

	A.	Specified Total Indebtedness, excluding the Indebtedness under any Subordinated Shareholder Loan[5]	$

	B.	Available Cash and cash in the Debt Service Reserve Account	$

	C.	Adjusted Stockholders’ Equity	$

	D.	Net Indebtedness to Equity Ratio = (Line IV.A minus Line IV.B) ÷ Line IV.C		to 1.00

Maximum permitted as of the last day of any Fiscal Quarter (commencing with the Fiscal Quarter ending September 30, 2023)				1.50 to 1.00

[5]	If the calculation in clause (A) results in a negative number, clause (A) shall be deemed to be zero.

V.	[6][Section 6.11(d) – Debt Service Reserve Account

	A.	Cash in the Debt Service Reserve Account as of the DSRA Amount Test Date occurring on [__]	$

	B.	Required DSRA Amount as of such DSRA Amount Test Date	$

	C.	Is V.A. greater than or equal to V.B?		[Yes][No]]

[6]	Only required if a DSRA Amount Test Date occurs in the periods covered by the related financial statements.

SCHEDULE 1

SPECIFIED AMOUNT CALCULATIONS

Unless otherwise specified, all calculations herein determined as of the Test Period most recently ended for which financial statements of the Borrower have been delivered pursuant to Section 5.01(a) or 5.01(b) of the Credit Agreement (the “Applicable Test Period”).

I.	EBITDA and Cash

	A.	Consolidated EBITDA[7]	$

	B.	External Injections (other than External Injections made for Capital Expenditures) and the amount of any Specified Contributions constituting Unrestricted Cash made in the Applicable Test Period	$

	C.	Aggregate amount of Unrestricted Cash (but to the extent not already included in clauses (A) and (B))[8]	$

	D.	Total Cashflow = Line I.A plus Line I.B plus Line I.C	$

II.	Consolidated Obligations[9]

	A.	Internally Funded Capital Expenditures	$

	B.	Cash Taxes	$

	C.	Aggregate amount of the Subject Payments and any other contingent Indebtedness and/or earnout obligations incurred by the Borrower or its Subsidiaries in connection with any Investment	$

	D.	Scheduled principal payments of borrowed money (including the Term Loans)	$

	E.	Outstanding Working Capital Indebtedness of the Borrower and its Subsidiaries as of the last day of the Applicable Test Period	$

	F.	Consolidated Interest Expense (excluding any Consolidated Interest Expense of any Subordinated Shareholder Loan)	$

	G.	Cash payment in respect of Capital Lease Obligations	$

	H.	Total Consolidated Obligations = Line II.A plus Line II.B plus Line II.C plus Line II.D plus Line II.E plus Line II.F plus Line II.G	$

[7]	Determined on a consolidated basis for the Borrower and its Subsidiaries for the Applicable Test Period.
[8]	Determined as of the commencement of the Applicable Test Period.
[9]	Each of the following determined for the Applicable Test Period.

III.	The aggregate amount of Restricted Payments and Restricted Debt Payments made in reliance on Section 6.08(d) and Section 6.18(a)(ii), respectively, during the Applicable Test Period	$

IV.	Specified Amount

	Line I.D minus Line II.G minus Line III	$

[END OF SCHEDULE 1]